Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements on Forms S-8 (File No. 333-90455, File No. 333-54818, File No. 333-71702, File No. 333-91852, File No. 333-116903, File No. 333-124957, File No. 333-127060, File No. 333-155317, File No. 333-157826, File No. 333-167839, File No. 333-171257, and File No. 333-173383) and the Registration Statement on Form S-3 (File No. 333-173099) of Kratos Defense & Security Solutions, Inc.  of our report dated December 9, 2009, except for Note 14, as to which the date is December 8, 2010, with respect to the consolidated financial statements of Integral Systems, Inc. and subsidiaries as of September 25, 2009 and for the years ended September 25, 2009 and September 30, 2008 included in this Form 8-K/A of Kratos Defense & Security Solutions, Inc.

/s/ Ernst & Young LLP

McLean, Virginia
October 11, 2011